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                                                                       EXHIBIT 2


                             PUT AND CALL AGREEMENT


         THIS PUT AND CALL AGREEMENT ("Agreement") is made and entered into as of December 24, 1997, by and between O. MASON HAWKINS and ANN BUTTERFIELD HAWKINS, a resident of Tennessee, ("Stockholders"), and PROACTIVE TECHNOLOGIES, INC., a Delaware corporation ("Stockbuyer").

         WHEREAS, Stockholders wish to sell to Stockbuyer FORTY THOUSAND FIVE HUNDRED (40, 500) Shares of common stock of Killearn Properties, Inc., a Florida corporation (the "Common Stock") held as a tenancy in common;

         WHEREAS, Stockbuyer wishes to purchase the Common Stock from Stockholders;

         WHEREAS, Stockholders wish to have a right to put the Common Stock to Stockbuyer during the term of this Agreement; and

         WHEREAS, Stockbuyer wishes to have a right to call the Common Stock from Stockholders during the term of this Agreement;

         NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by each party to the other, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                       1.

                                  Grant of Put

         During the Term of this Agreement, Stockbuyer hereby agrees to purchase from Stockholders all, but not less than all, the Common Stock held by Stockholders that Stockholders put to Stockbuyer for the Purchase Price set forth below and on the terms and conditions set forth in this Agreement (the "Put").

                                       2.

                                  Grant of Call

         During the Term of this Agreement, Stockholders hereby agree to sell to Stockbuyer all, but not less than all, the Common Stock held by Stockholders that Stockbuyer calls from Stockholders for the Purchase Price set forth below and on the terms and conditions set forth in this Agreement (the "Call").



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                                       3.

                                 Purchase Price

         Upon exercise of the Put or the Call, the purchase price per share to be paid by Stockbuyer (the "Purchase Price") for the shares of Common Stock shall be Nine Dollars and Fifty Cents ($9.50) per share or THREE HUNDRED EIGHTY-FOUR THOUSAND, SEVEN HUNDRED FIFTY DOLLARS ($384,750) for all the Common Stock, payable, at Stockbuyer's discretion, by wire transfer of immediately available funds, a certified or bank cashier's check or by delivery of a promissory note from Stockbuyer bearing interest at the prime rate plus one percent (1%), with principal and accrued interest due on the earlier of 180 days from the date of the note or when the remaining shareholders of Killearn Properties, Inc. are paid their consideration under the proposed merger.

                                       4.

                   Term and Method of Exercising Put and Call

         (a) The Put and Call may be exercised for six (6) months (the "Term") from the date of this Agreement.

         (b) The Put may be exercised by Stockholders by giving Stockbuyer a written notice during the Term of this Agreement requesting Stockbuyer to purchase the Common Stock. Stockbuyer shall pay Stockholders the Purchase Price within ten (10) days of receipt of such notice. Upon receipt of the Purchase Price, Stockholders shall deliver to Stockbuyer the stock certificate(s) representing the Common Stock along with any and all stock powers or other transfer instruments as may be reasonably required by Stockbuyer.

         (c) The Call may be exercised by Stockbuyer by giving Stockholders a written notice during the Term of this Agreement requesting Stockholders to sell the Common Stock. Stockbuyer shall pay Stockholders the Purchase Price within five (5) days of receipt of such notice. Upon receipt of the Purchase Price, Stockholders shall deliver to Stockbuyer the stock certificate(s) representing the Common Stock along with any and all stock powers or other transfer instruments as may be reasonably required by Stockbuyer.

         (d) In the event that Stockbuyer elects to deliver a promissory note in satisfaction of the Purchase Price as authorized in Paragraph 3, above, Stockbuyer hereby agrees that Stockholder may retain physical possession of the certificates representing the shares of Common Stock in order to establish a perfected security interest in such shares pending payment of the promissory note, and Stockholder agrees that Stockbuyer shall receive in the interim all other rights with respect to such shares, including the right to vote such shares of Common Stock and to receive dividends or distributions declared thereon.


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                                       5.

                       Non-Transferability of Put and Call

         Neither the Put nor the Call shall be sold, assigned, transferred, pledged or hypothecated in any way by either party without the prior written consent of the other party and shall not be subject to execution, attachment or any similar process.

                                       6.

                                   Adjustments

         In the event that the outstanding shares of the Common Stock are changed into or exchanged for a different number or kind of shares or other securities of Killearn Properties, Inc. or of another corporation or other entity by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination of shares, stock split, stock dividend or similar transaction, the rights under this Agreement (both as to the number and type of shares obtainable upon exercise of the Put or Call and the Purchase Price) shall be adjusted appropriately.

                                       7.

                                     Notices

         Any notice, request, document or other communication pertaining to this Agreement shall be deemed to be sufficiently given upon personal delivery to the other party, or by telecopy delivery (confirmed receipt), or upon depositing same in the United States mail, return receipt requested, properly addressed to the respective parties or such other address as they may give to the other party in writing in the same manner as follows:

                  Stockholders:     O. Mason Hawkins
                                    6075 Poplar Avenue, Suite 900
                                    Memphis, Tennessee 38119
                                    Telecopier No.: (901) 818-5210

                  Stockbuyer:       Proactive Technologies, Inc.
                                    7118 Beech Ridge Trail
                                    Tallahassee, Florida 32312
                                    Attention: Mark A. Conner
                                    Telecopier No.: (850) 668-9100





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                                       8.

                                  Miscellaneous

         This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of Delaware. This Agreement contains the entire understanding of the parties hereto and supersedes any prior understanding and/or written or oral agreement between them respecting the subject matter hereof. No revision, modification or change of this Agreement whatsoever shall be claimed or become valid unless the same is in writing and executed by Stockbuyer and by Stockholders. This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    STOCKHOLDERS:


                                    /s/ O. Mason Hawkins                 (SEAL)
                                    -------------------------------------
                                    O. Mason Hawkins


                                    STOCKBUYER:

                                    PROACTIVE TECHNOLOGIES, INC.


                                    By:      /s/ Mark A. Conner
                                       ----------------------------------
                                             Mark A. Conner, President



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